Korea Line Corporation
Financial Statements
December 31, 2004

Korea Line Corporation
Index
December 31, 2004 and 2003


                                                                    Page(s)



Report of Independent Auditors ......................................    1

Financial Statements

Balance Sheets ......................................................  2 - 3

Statements of Income ................................................    4

Statements of Appropriations of Retained Earnings....................    5

Statements of Cash Flows ............................................  6 - 7

Notes to Financial Statements ....................................... 8 - 44

Samil PricewaterhouseCoopers
Kukje Center Building
191 Hankangro 2ga, Yongsanku
Seoul 140-702, KOREA
(Yongsan P.O. Box 266, 140-600)

Samil PricewaterhouseCoopers is the Korean member firm of PricewaterhouseCoopers. PricewaterhouseCoopers refers to the network of member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

                         Report of Independent Auditors
                         ------------------------------


To the Board of Directors and Shareholders of Korea Line Corporation

We have audited the accompanying balance sheet of Korea Line Corporation (the "Company") as of December 31, 2004, and the related statements of income, appropriations of retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Korea Line Corporation as of December 31, 2004, and the results of its operations, the changes in its retained earnings and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the Republic of Korea.

Accounting principles generally accepted in the Republic of Korea vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 33 to the financial statements.



Seoul, Republic of Korea
June 30, 2005

Korea Line Corporation
Balance Sheets
December 31, 2004 and 2003


                                           In millions of       In thousands of
                                             Korean Won            US dollars
                                             ----------            ----------
                                           2004    2003         2004     2003
                                                (Unaudited)          (Unaudited)

 Assets
 Current assets
    Cash and cash equivalents (Note 4)     44,735    21,985     42,858    21,062
    Short-term deposits (Notes 5 and 9)    39,466    19,118     37,810    18,316
    Trading securities (Note 6)             4,645        14      4,450        13
    Accounts receivable - trade (Note
    17)                                    26,795    23,865     25,671    22,864
    Accounts receivable - other             8,264     3,599      7,917     3,448
    Accrued income                          1,002       925        960       886
    Prepaid expenses                       35,637    28,144     34,142    26,963
    Inventories                            12,113    14,556     11,604    13,945
    Advance payments                            3         2          3         2
    Other current assets                    3,120     5,008      2,988     4,797
                                         -------- ---------  --------- ---------
          Total current assets            175,779   117,216    168,403   112,296
                                         -------- ---------  --------- ---------
 Investment securities (Note 7)
    Available-for-sale securities          31,491    48,344     30,169    46,316
    Held-to-maturity securities            20,718     1,400     19,849     1,341
    Equity securities of affiliates        14,903    11,664     14,278    11,175
 Property, ships and equipment, net
  (Notes 8, 10, 14 and 15)                929,931   862,480    890,909   826,288
 Intangible assets (Note 11)                5,409       -        5,182       -
 Long-term deposits (Notes 5 and 9)         1,065       549      1,020       526
 Guarantee deposits                         2,121     1,411      2,032     1,352
 Deferred income tax assets (Note 24)         -      16,128        -      15,451
 Other
 assets                                     3,706     5,694      3,552     5,455
                                         -------- ---------  --------- ---------
          Total assets                   1,185,12 1,064,886   1,135,39 1,020,200
                                         -------- ---------  --------- ---------

                                           In millions of       In thousands of
                                             Korean Won            US dollars
                                             ----------            ----------
                                            2004   2003         2004     2003
                                                (Unaudited)          (Unaudited)

 Liabilities and Stockholders' Equity
 Current liabilities
    Trade payables (Note 17)               35,116    27,849     33,643    26,680
    Other payables                          2,513     2,945      2,408     2,821
    Short-term borrowings                     -      15,000        -      14,371
    Withholdings                            4,698     3,275      4,501     3,138
    Accrued expenses                        4,761     3,572      4,562     3,422
    Dividends payable                          13        12         12        11
    Unearned income                        33,102   16,466      31,713    15,775
    Income taxes payable                   15,184       -       14,547        -
    Current portion of long-term
    borrowings
     (Notes 12 and 14)                      2,703     3,672      2,590     3,518
    Current portion of debentures
    (Note 13)                               6,999    49,963      6,705    47,866
    Current portion of long-term
    accounts payable
      - other (Notes 15 and 18)            50,312    40,402     48,200    38,707
                                         -------- ---------- ---------- --------
          Total current liabilities       155,401   163,156    148,881   156,309
 Long-term borrowings (Notes 12 and
 14)                                       26,892    32,741     25,764    31,367
 Debentures (Note 13)                      37,148     6,999     35,589     6,705
 Long-term accounts payable - other
  (Notes 15 and 18)                       546,297   615,345    523,373   589,524
 Accrued severance indemnities, net
 (Note 16)                                  2,338     4,718      2,240     4,520
 Deferred income tax liabilities                       -                     -
 (Note 24)                                  2,571                2,463
 Long-term advance received (Note 28)      86,641   128,056     83,005   122,683
 Other long-term liabilities                  225       213        216       204
                                       ---------- ---------- ---------- --------
          Total liabilities               857,513   951,228    821,531   911,312
                                      ---------- ---------- ---------- ---------
 Commitments and contingencies
(Note 27)
 Stockholders' equity Common stock of 5,000 par value:
      Authorized - 30,000,000 shares
      Issued - 10,000,000 shares           50,000    50,000     47,902    47,902
    Capital surplus (Note 19)              45,405    29,196     43,500    27,970
    Retained earnings
      Appropriated (Note 20)               30,702       702     29,414       672
      Unappropriated                      206,344   37,924     197,685    36,333
    Capital adjustments:
      Treasury stock (Note 21)             (5,421)   (4,805)    (5,194)  (4,603)
      Equity in capital surplus of
      affiliates (Note 7)                     581       641        556      614
                                      ---------- ---------- ---------- ---------
          Total stockholders' equity      327,611   113,658    313,863   108,888
                                      ---------- ---------- ---------- ---------
          Total liabilities and          1,185,12 1,064,886  1,135,394 1,020,200
          stockholders' equity
                                      ---------- ---------- ---------- ---------


   The accompanying notes are an integral part of these financial statements.

Korea Line Corporation
Statements of Income
Years Ended December 31, 2004 and 2003
-------------------------------------------------------------------------------


                                          In millions of     In thousands of US
                                            Korean Won            dollars
                                       ----------------------------------------
                                         2004       2003      2004       2003
                                                 (Unaudited)         (Unaudited)

 Sales (Note 27)                        1,150,131   627,928   1,101,86   601,578
 Cost of sales (Note 22)                  973,285   551,869    932,444   528,711
                                       ---------- -------- ---------------------
          Gross profit                    176,846    76,059     169,425   72,867
 Selling, general and administrative
 expenses
  (Note 23)                                10,248     7,223      9,818     6,920
                                       ---------- ------------------- ----------
          Operating income                166,598    68,836    159,607    65,947
 Other incomes and gains
    Interest income                         5,721     8,471      5,481     8,116
    Dividend income                            77       238         73       228
    Gain on foreign currency
    transaction                            19,904     6,024     19,069     5,771
    Gain on foreign currency
    translation                            88,921     1,707     85,190     1,636
    Gain on valuation of trading                       -                    -
    securities (Note 6)                       561                  537
    Equity in earnings of affiliates
    (Note 7)                                3,606     3,547      3,455     3,398
    Gain on valuation of derivatives                   -                    -
    (Note 27)                                 983                  942
    Others                                    981     1,306        940     1,251
                                       ---------- -------------------- ---------
                                          120,754    21,293    115,687    20,400
 Other expenses and losses
    Interest expense                        5,575     7,487      5,341     7,173
    Amortization of discount to
    present value
      of long-term accounts payable -
      other                                20,348    16,386     19,494    15,698
    Loss on foreign currency
    transaction                            15,752     4,840     15,091     4,637
    Loss on foreign currency
    translation                             4,621        83      4,427        79
    Loss on impairment of investment                   -                      -
    (Note 7)                                1,900                1,820
    Others                                  1,252    16,761      1,200   16,058
                                       ---------- -------------------- --------
                                           49,448    45,557     47,373    43,645
          Income before income taxes      237,904    44,572    227,921    42,702
 Income taxes (Note 24)                    37,078    13,232     35,522    12,677
          Net income                      200,826    31,340    192,399    30,025
                                       ---------- -------------------- --------
 Basic earnings per share of common
 stock
    in Won and US dollars (Note 25)        21,505     3,308         21         3
                                       ---------- -------------------- ---------
  iluted earnings per share of common
 stock
    in Won and US dollars (Note 25)        21,097     3,308         20         3
                                       ---------- ---------- --------- ---------

  The accompanying notes are an integral part of these financial statements.

Korea Line Corporation
Statements of Appropriations of Retained Earnings
Years Ended December 31, 2004 and 2003
(Dates of Appropriations: March 18, 2005 and March 19, 2004
 for the years ended December 31, 2004 and 2003, respectively)
-------------------------------------------------------------------------------


                                         In millions of      In thousands of US
                                           Korean Won              dollars
                                      ---------------------- ------------------
                                         2004       2003       2004      2003
                                                 (Unaudited)         (Unaudited)

 Unappropriated retained earnings
    Balance at beginning of year           5,518     6,311       5,286    6,046
    Cumulative effect of accounting
    changes                                 -          273       -          262
    Net earnings                         200,826    31,340     192,399   30,025
                                      ----------- ---------- --------- --------
                                         206,344    37,924     197,685   36,333
                                      ----------- ---------- --------- --------

 Appropriation (Note 20)
    Legal reserve                         3,000     10,000       2,874    9,580
    Reserve for improvement of
    financial structure                  21,000      7,000      20,119    6,707
    Reserve for business expansion       50,000        -        47,902      -
    Reserve for business
    rationalization                      85,000        -        81,433      -
    Reserve for special depreciation      7,507        -         7,192       -
    Other voluntary reserve              16,000     13,000      15,329   12,455
    Cash dividends (Note 26)              9,855      2,406       9,441    2,305
      1,000 won per share in 2004
        250 won per share in 2003
                                      ----------- ---------- --------- --------
                                        192,362     32,406    184,290   31,047
                                      ----------- ---------- --------- --------
 Unappropriated retained earnings to
 be carried over to subsequent year     13,982      5,518     13,395     5,286
                                      ----------- ---------- --------- --------

   The accompanying notes are an integral part of these financial statements.

Korea Line Corporation
Statements of Cash Flows
Years Ended December 31, 2004 and 2003
-------------------------------------------------------------------------------



                                          In millions of      In thousands of
                                            Korean Won           US dollars
                                       --------------------- -------------------
                                         2004       2003       2004      2003
                                                (Unaudited)          (Unaudited)

 Cash flows from operating activities
 Net income                               200,826    31,340    192,399   30,025
 Adjustments to reconcile net
 earnings to net cash
    Provision for severance
    indemnities                             2,593     1,514      2,484    1,450
    Depreciation                           48,975    45,724     46,920   43,805
    Amortization                              -           8       -           8
    Interest expense                          479        60        459       58
    Amortization of discount to
    present value
      of long-term accounts payable        20,348    16,386     19,494   15,698
    Deferred income taxes                  16,128    13,231     15,451   12,676
    Bad debt expenses, net                    418       (15)       401      (14)
    Gain on disposition of trading
    securities, net                          (107)      (92)      (102)     (88)
    Unrealized loss (gain) on trading
    securities, net                          (561)        5       (537)       5
    Foreign currency translation, net     (87,515)   (1,472)   (83,842)  (1,410)
    Loss on disposition of trade
    receivables                               657    12,306        629    11,790
    Equity in earnings of affiliates       (3,606)   (3,547)    (3,455)  (3,398)
    Loss on sales of property, ship
    and equipment, net                         14       153         13       146
    Unrealized gain on derivatives           (983)       -        (942)      -
    Loss on other investments, net          1,883     1,938      1,804     1,856
    Miscellaneous revenues                     -       (495)       -       (474)
    Changes in assets and liabilities:
      Increase in trade receivables        (4,654)  (12,217)    (4,459) (11,704)
      Increase in prepaid expenses         (7,494)  (11,842)    (7,180) (11,345)
      Increase in trade payables            7,478    10,121      7,164    9,696
      Increase in income taxes
      payables                             15,184       -       14,547      -
      Increase in unearned income          16,635     7,392     15,937    7,082
      Others, net                            (679)  (14,761)    (650)   (14,142)
                                       ---------- ---------- --------- ---------
          Net cash provided by
          operating activities            226,019    95,737    216,535   91,720
                                       ---------- ---------- --------- ---------

 Cash flows from investing activities
 (Increase) decrease in short-term
 deposits                                 (20,347)   30,096    (19,493)  28,833
 Proceeds from sale of trading
 securities                                 1,373       441      1,315      422
 Purchase of marketable securities        (5,337)      (16)    (5,113)      (15)
 Proceeds from sale of
 available-for-sale securities             16,223     6,681     15,542    6,400
 Purchase of available-for-sale
 securities                                  (34)   (1,000)       (33)     (958)
 Purchase of held-to-maturity
 securities                               (20,718)     -       (19,848)       -
 Dividends from affiliates                    306        -         293        -
 Disposal of property, ships and
 equipment                                     20     3,410         19     3,267
 Purchase of property, ships and
 equipment                              (116,461)   (6,915)   (111,574)  (6,625)
 Purchase of intangible assets            (5,408)      -        (5,181)     -
 Increase (decrease) in leasehold
 deposits                                     12    (1,348)         12   (1,291)
 Decrease in other assets                  1,215     2,553       1,164    2,446
                                       ---------- --------- --------- ---------
          Net cash (used in) provided
          by
            investing activities          149,156    33,902    142,897   32,479
                                       ---------- ---------- --------- ---------

                                          In millions of     In thousands of US
                                            Korean Won             dollars
                                       --------------------- ------------------
                                         2004       2003       2004      2003
                                                 (Unaudited)         (Unaudited)

 Cash flows from financing activities
 Short-term borrowings                     11,470    15,000     10,989   14,371
 Long-term borrowings                         902       330        864      316
 Issuance of bonds with stock warrants     20,000       -       19,161       -
 Issuance of convertible bonds             19,799       -       18,968       -
 Increase in long-term accounts
 payable                                   92,354       -       88,479       -
 Proceeds from sale of treasury stocks     32,570       691     31,203      662
 Repayments of short-term borrowings      (26,470)  (20,601)   (25,359) (19,737)
 Repayments of long-term borrowings         -      (107,242)    -      (102,742)
 Repayments of current portion of
   long-term accounts payable             (87,179)     -       (83,521)     -
 Repayments of current portion of
   long-term borrowings                    (3,672)      -       (3,518)     -
 Repayments of bonds payable              (50,000)  (33,000)   (47,902) (31,615)
 Decrease in other long-term advance
 received                                 (41,415)     -       (39,677)     -
 Dividends paid                            (2,404)      -       (2,303)     -
 Acquisition of treasury stocks           (20,068)     -       (19,226)     -
                                       ---------- ---------- --------- --------
          Net cash used in financing
          activities                      (54,113) (144,822)   (51,842)(138,745)
                                       ---------- ---------- --------- ---------
          Net increase (decrease) in       22,750   (15,183)    21,796  (14,546)
            cash and cash equivalents

 Cash and cash equivalents
 Beginning of year                         21,985    37,168     21,062   35,608
                                       ---------- ---------- --------- --------
 End of year                               44,735    21,985     42,858   21,062
 year                                  ---------- ---------- --------- --------

Korea Line Corporation
Notes to Financial Statements
Years Ended December 31, 2004 and 2003
-------------------------------------------------------------------------------

1.  The Company

     Korea Line Corporation (the "Company") was incorporated on December 31, 1968 under the laws of the Republic of Korea to engage in sea-borne transportation of industrial resources vital for key industries.

     The Company became a publicly traded company upon listing its common stocks on the Korea Stock Exchange on April 23, 1992. The major stockholders of the Company as of December 31, 2004 are Maeng-kee Lee, Golar LNG Limited and others.

     The Company owned 17 bulk carriers including 2 ships under capital leases, 2 hot coil carriers and 2 LNG carriers and participated in consortium for 4 LNG carriers as of December 31, 2004, with total deadweight tonnage of 2,440,518 metric tons.

2. Summary of Significant Accounting Policies and Basis of Financial Statement Presentation

     Basis of Financial Statement Presentation
     The Company maintains its official accounting records in Korean won and prepares statutory financial statements in the Korean language (Hangul) in conformity with the accounting principles generally accepted in the Republic of Korea. Certain accounting principles applied by the Company that conform with financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted accounting principles in other countries. Accordingly, these financial statements are intended for use only by those who are informed about Korean accounting principles and practices. The accompanying financial statements have been condensed, restructured and translated into English (with certain expanded descriptions) from the Korean language financial statements.

     The accompanying financial statements include only the accounts of Korea Line Corporation, and do not consolidate the accounts of any of the Company's subsidiaries (Note 7). Instead, these entities are accounted for under the equity method of accounting.

     Use of Estimates
     The preparation of financial statements in accordance with accounting principles generally accepted in the Republic of Korea requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related notes to financial statements. Actual results could differ from those estimates.

     Cash and Cash Equivalents
     The Company considers short-term financial instruments with a maturity of three months or less at the acquisition date to be cash equivalents.

     Financial Instruments
     Short-term deposits are instruments handled by financial institutions which are held for short-term cash management purposes or will mature within one year, including time deposits, installment savings deposits and restricted bank deposits.

     Allowance for Doubtful Accounts
     Allowance for doubtful accounts is estimated based on an analysis of individual accounts and past experience of collection.

     Inventories
     Inventories are stated at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated selling cost. The cost of inventories is determined on the FIFO method.

     Investments in Securities
     The Company accounts for equity and debt securities under the provision of Statement of Korean Accounting Standards No. 8, Investments in Securities. This statement requires investments in equity and debt securities to be classified into three categories: trading, available-for-sale and held-to-maturity.

     Securities are initially carried at cost, including incidental expenses, with cost being determined using the weighted average method. Debt securities, which the Company has the intent and ability to hold to maturity, are generally carried at cost, adjusted for the amortization of discounts or premiums. Premiums and discounts on debt securities are amortized over the term of the debt using the effective interest method. Trading and available-for-sale securities are carried at fair value, except for non-marketable equity securities that are classified as available-for-sale securities and are carried at cost when fair value cannot be obtained. The fair value of non-marketable debt securities are determined by using the present value of future cash flows, discounted at a reasonable interest rate determined considering the credit ratings provided by independent credit rating agencies.

     Unrealized valuation gains or losses on trading securities are charged to operations and those resulting from available-for-sale securities are charged to capital adjustment, the accumulated amount of which shall be charged to operations when the related securities are sold, or when an impairment loss on the securities is recognized. Impairment losses are recognized in the statement of income when the recoverable amounts are less than the acquisition cost of securities or adjusted cost of debt securities for the amortization of discounts or premiums.

     Investment Securities under the Equity Method of Accounting
     Investments in affiliated companies owned 20% or more or over which the Company has significant management control are stated at an amount as determined using the equity method.

     Under the equity method of accounting, the Company's initial investment is recorded at cost and is subsequently increased to reflect the Company's share of the investee income and reduced to reflect the Company's share of the investee losses or dividends received. Any excess in the Company's acquisition cost over the Company's share of the investee's identifiable net assets is considered as goodwill and amortized by the straight-line method over the estimated useful life. The amortization of goodwill is recorded against the equity income of affiliates. When events or circumstances indicate that carrying amount may not be recoverable, the Company reviews the goodwill amount for any impairment.

     Under the equity method of accounting, the Company does not record its share of loss of an affiliate company when such loss would make the Company's investment in such entity less than zero.

     Property, Ships and Equipment
     Property, ships and equipment are stated at cost, except in the case of revaluation made in accordance with the old Assets Revaluation Law. Plant and equipment under capital leases are stated at an amount equal to the lower of their fair value or the present value of minimum lease payments at inception of lease.

     Depreciation is computed by the straight-line method using rates based on useful lives of the respective assets as follows:

                                                 Useful Lives (years)
     Buildings                                             40
     Ships                                              10 ~ 25
     Vehicles                                               5
     Tools, Furniture and fixtures                          5

     The Company recognizes interest costs and other financial charges on borrowings associated with the manufacture, purchase, or construction of property, ships and equipment as an expense in the period in which they are incurred.

     Routine maintenance and repairs are charged to expense as incurred. Expenditures that enhance the value or extend the useful life of the related assets are capitalized.

     The Company reviews for the impairment of property, ships and equipment, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

     Leases
     The Company accounts for and classifies its lease transactions as either an operating or capital lease, depending on the terms of the lease under Korean Lease Accounting Standards. If a lease is substantially non cancellable and meets one or more of the criteria listed below, the present value of future minimum lease payments is reflected as an obligation under capital lease.

     - Ownership of the leased property shall be transferred to the lessee at the end of the lease term without additional payment or for a contract price.

     -    The lease has a bargain purchase option.

     - The lease term is equal to 75% or more of the estimated economic useful life of the leased property.

     - The present value at the beginning of the lease term of the minimum lease payments equals or exceeds 90% of the fair value of the leased property.

     Otherwise, the lease is classified as an operating lease with lease payments expensed as incurred.

     Intangible Assets
     Intangibles assets include free docking rights for a certain period, received from Pohang Regional Maritime Affairs and Fisheries Office in exchange for a port facility donated by the Company.

     Such intangible assets are amortized using the straight-line method over a reasonable period based on the nature of the asset.

     Income Taxes
     Income tax on the income for the year comprises current and deferred taxes. Income tax is recognized in the statement of earnings except to the extent that it relates to items recognized directly to equity, in which case it is recognized in equity.

     Deferred tax is provided using the asset and liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantially enacted at the balance sheet date.

     A deferred tax asset is recognized only to the extent that it is probable that future taxable income will be available against which the unused tax losses and credits can be utilized. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

     Discount on Debentures
     Discount on debentures issued, which represents the difference between the face value and issuance price of debentures, is amortized using the effective interest method over the life of the debentures. The amount amortized is included in interest expense.

     Convertible Bonds and Bonds with Stock Warrants
     Effective January 1, 2003, the Company adopted the Statement of Korea Accounting Standards (SKAS) No. 9, "Convertible Securities" related to convertible bonds and bonds with stock warrants. When issuing convertible bonds or bonds with stock warrants, the values of conversion rights or stock warrants are recognized as a capital surplus in stockholders' equity and as a deduction from those bonds.

     At issuance, the values of embedded conversion rights or non-detachable stock warrants are measured by deducting the present value of the bonds without those features from the gross proceeds received by issuing bonds with those features. However, for bonds with detachable stock warrants, the values of stock warrants are computed based on the relative fair values of the two core components - ordinary debt securities and detachable stock warrants.

     When the holders of the convertible bonds are entitled to an additional interest ("guaranteed interest") if the conversion option is not exercised, the present value of the guaranteed interest is amortized as interest expense over the term of the bonds, or until the conversion if the option is exercised, on an effective interest method. The conversion option is also amortized as interest expense over the option term on an effective interest method.

     Accrued Severance Indemnities
     Employees who have been with the Company for more than one year are entitled to lump-sum payments based on current rates of pay and length of service when they leave the Company. Provision has been made in the accompanying balance sheets for the estimated liability under the plan which would be payable if all employees left on the balance sheet date. A portion of these benefits is covered by employees' severance indemnity insurance where the employees have vested interest in the deposits made by the Company with the insurance company. The deposits are, therefore, deducted from the severance liability in the accompanying balance sheets.

     Through March, 1999, under the National Pension Plan of Korea, the Company was required to transfer a certain portion of retirement allowances of employees to the National Pension Fund. The amount transferred will reduce the retirement and severance benefit amount to be payable to the employees when they leave the Company and is accordingly reflected as a reduction of the retirement and severance benefits liability in the accompanying balance sheets. Since April 1999, however, a new regulation applies and such transfers to the National Pension Fund are no longer required

     Foreign Currency Translation
     Monetary assets and liabilities denominated in foreign currencies are translated into Korean won at the balance sheet date, with the resulting gains and losses recognized in current results of operations. Monetary assets and liabilities denominated in foreign currencies are translated into Korean won at $1043.8 to US$1, the rate of exchange on December 31, 2004 that is permitted by the Financial Accounting Standards. Non-monetary assets and liabilities denominated in foreign currencies, which are stated at historical cost, are translated into Korean won at the foreign exchange rate ruling at the date of the transaction.

     Derivatives
     Derivative instruments are presented as assets or liabilities valued principally at the fair value of rights or obligations associated with the derivative contracts. The unrealized gain or loss from derivative transactions is recognized in current operations.

     However, for derivative instruments with the purpose of hedging the exposure to the variability of cash flows of a forecasted transaction, the hedge-effective portion of the derivative's gain or loss is deferred as a capital adjustment, a component of stockholder's equity. The deferred gain or loss will be adjusted to the related asset or liability resulted from the forecasted transaction, or adjusted to income when the forecasted transaction affects income statement. The ineffective portion of the gain or loss is charged or credited to current results of operations.

     Forward foreign exchange contracts, which have been made to hedge foreign exchange receivables and payables in the future, are classified as forward foreign exchange contracts for hedging purposes. Unrealized gain or loss on forward foreign exchange contracts for hedging purposes are deferred as capital adjustment. The deferred gain or loss will be credited or charged to income when related foreign exchange receivables and payables are settled. The Company had no derivative instruments that qualified for hedge accounting for the years ended December 31, 2004 and 2003.

     Valuation of Receivables and Payables at Present Value
     Receivables and payables arising from long-term installment transactions, long-term cash loans/borrowings and other similar loan/borrowing transactions are stated at present value. The difference between nominal value and present value is deducted directly from the nominal value of related receivables or payables and is amortized using the effective interest method. The amount amortized is included in interest expense or interest income.

     Dividends Payable
     Dividends are recorded when approved by the board of directors and shareholders.

     Contingent Liabilities
     Contingent losses are generally recognized as liability when probable and reasonably estimable.

     Revenue and Expense Recognition
     Revenues and expenses are recognized on the accrual basis. Revenues generated from time charters, which are classified as operating leases by the Company, are recorded over the term of the charter as service is provided. Voyage charter revenues and associated expenses are recognized ratably over the duration of the voyage. Voyage revenue is recognized on a discharge-to-discharge basis. Under this basis, voyage revenue is recognized evenly over the period from departure of a vessel from its last discharge port to departure from the next discharge port. Vessel operating costs include an allocation of administrative overheads that relate to vessel operating activity which includes certain technical and operational support staff for the vessels, information technology, legal, accounting, and corporate costs. These costs are allocated based on internal cost studies, which management believes are reasonable estimates.

     Earnings Per Share
     Earnings per share are calculated by dividing net earnings by the weighted-average number of shares of common stock outstanding during each period.

     Changes in Accounting Principles and Estimates
     The cumulative effect of changes in accounting standards is charged or credited to the opening balance of retained earnings and the effect of changes in accounting estimates is applied prospectively.

     Reclassification of Prior Year Financial Statements
     Certain accounts of financial statements as of and for the year ended December 31, 2003 were reclassified to conform to the current year's presentation. These reclassifications do not result in any change to reported net earnings or stockholders' equity.

3.   Basis of Translating Financial Statements

     The financial statements are expressed in Korean won and, solely for the convenience of the reader, have been translated into U.S. dollars at the rate of $1,043.8 to US$1, the basic exchange rate on December 31, 2004. This translation should not be construed as a representation that any or all of the amounts shown could be converted into US dollars at this or any other rate.

4.   Cash and Cash Equivalents

     Cash and cash equivalents as of December 31, 2004 and 2003 are as follows:

                                               In millions of Korean Won        In thousands of US dollars
                                                -------------------------        --------------------------
                                                  2004             2003          2004       2003
                                                                (Unaudited)              (Unaudited)
    Cash                                                  3          4              3            4
    Checking accounts                                     6          9              6            9
    Passbook accounts                                 1,798        147          1,722          140
    Time deposits                                    38,941     21,825         37,307       20,909
    Money market fund                                 3,987         -           3,820            -
                                            ----------------- ---------------   ---------- -------
                                                     44,735     21,985         42,858       21,062
                                            ----------------- ----------------  ---------   ------

5.   Restricted Deposits

     Restricted deposits as of December 31, 2004 and 2003 are as follows:

                                                In millions of Korean Won        In thousands of US dollars
                                                -------------------------        --------------------------
                                                  2004             2003           2004       2003
                                                                (Unaudited)              (Unaudited)
    Short-term deposits                               1,920      1,509          1,839        1,446
    Long-term deposits                                   22         25             21           24
                                            ----------------- ---------------   ---------- -------
                                                      1,942      1,534          1,860        1,470
                                            ----------------- ---------------   ---------- -------

     The deposits are provided as collateral for borrowings.

6.   Trading Securities

     Trading securities as of December 31, 2004 and 2003 are summarized as follows:

                                                In millions of Korean Won        In thousands of US dollars
                                                -------------------------        --------------------------
                                                  2004             2003             2004       2003
                                                                (Unaudited)                 (Unaudited)

    Eastel system                                         3          4              3            4
    KTF                                                  12         10             11            9
    STX                                               4,630          -          4,436            -
                                            ----------------- ---------------   ---------- -------
                                                      4,645         14          4,450           13
                                            ----------------- ---------------   ---------- -------

     All trading securities are listed on the Korean Stock Exchange and valued at market price resulting in a gain in valuation of $561 million ($537 thousand).

7.   Investment Securities

     Available-for-sale securities

     (i)  Equity securities

                                                                                  2004
                                                       -----------------------------------------------------------
                                                         In millions of Korean Won    In thousands of US dollars
                                                         -------------------------    --------------------------
                                       Percentage of    Acquisition      Book Value    Acquisition    Book Value
                                       ownership (%)        Cost                          Cost

    Korea Economic Daily                     -              $      2        $     2     $        2      $      2
    BM Foundry                               -                    15             15             14            14
    Dain Ferry Hanmi Technology            4.7                   149            149            142           142
    Hanmi Technology Investment            1.8                   340            340            326           326
    Tongyeong TUG                         14.5                   290            290            278           278
    Redfox I                               3.9                   500            -              479           -
    Korea Marine Fund                     11.8                 1,000          1,000            958           958
    Daehan Central Security(*)            70.8                   736            -              705           -
    Korea FA Systems(*)                   35.0                   150            150            144           144
    Korico Enterprise(*)                  35.0                   252            252            241           241
    Korea Marine Agency                    9.9                   202            202            194           194
    Overseas Shipping Corp.                9.9                   284            284            272           272
                                                               --------------- -------------- -------------- -------------
                                                           $   3,920       $  2,684     $    3,755     $   2,571
                                                              --------------- -------------- -------------- -------------

     (*) Certain investments in non-marketable equity securities in which the Company holds 20% or more interests have been recorded at costs if total assets of each investee is less than $7,000 million ($6,706 thousand) and the differences between the acquisition costs and the value of the investments under the equity method are not significant.


     The Company recognized impairment loss of $500 million ($479 thousand) from investment in Redfox I. Daehan Central Securities went into liquidation and the Company is expected to receive $572 million ($548 thousand) as liquidation dividend and $163 million ($156 thousand) was written off to other deductions account.

                                                                            2003 (Unaudited)
                                                       -----------------------------------------------------------
                                                         In millions of Korean Won    In thousands of US dollars
                                                         -------------------------    --------------------------
                                       Percentage of    Acquisition      Book Value    Acquisition    Book Value
                                       ownership (%)        Cost                          Cost

    Korea Economic Daily                     -              $      2        $     2     $        2      $      2
    BM Foundry                               -                    15             15             14            14
    Dain Ferry Hanmi Technology            4.7                   115            115            110           110
    Hanmi Technology Investment            1.8                   340            340            326           326
    Tongyeong TUG                         14.5                   290            290            278           278
    Redfox I                               3.9                   500            500            479           479
    Korea Marine Fund                     11.8                 1,000          1,000            958           958
    Daehan Central Security               70.8                   736            736            705           705
    Korea FA Systems                      35.0                   150            150            144           144
    Korico Enterprise                     35.0                   252            252            241           241
    Korea Marine Agency                    9.9                   202            202            194           194
    Overseas Shipping Corp.                9.9                   284            284            272           272
                                                       --------------- -------------- -------------- -------------
                                                           $   3,886       $  3,886     $    3,723     $   3,723
                                                       --------------- -------------- -------------- -------------

     (ii) Debt securities

                                                         In millions of Korean Won    In thousands of US dollars
                                                         -------------------------    --------------------------
                                         Maturity          2004            2003          2004           2003
                                                                       (Unaudited)                  (Unaudited)
    Subordinated bonds (Note 28)       Jan 31, 2008       $  28,807       $  44,458      $27,598        $ 42,593
                                                       -------------- --------------- ------------ ---------------

     Held-to-maturity securities

                                                         In millions of Korean Won    In thousands of US dollars
                                                         -------------------------    --------------------------
                                         Maturity          2004            2003          2004           2003
                                                                       (Unaudited)                  (Unaudited)

    Subordinated bonds                 July 10, 2005      $     -         $   1,400      $   -           $ 1,341
    Money trust                        Dec 31, 2005          20,718             -         19,849             -
                                                       -------------- --------------- ------------ ---------------
                                                          $  20,718       $   1,400      $19,849         $ 1,341
                                                       -------------- --------------- ------------ ---------------

     In 2004, the Company wrote off in full the value of subordinated bonds amounting to $1,400 million ($1,341 thousand).

     Investment securities under the equity method
     Investments in affiliated companies accounted for using the equity method for the years ended December 31, 2004 and 2003 are as follows:


                                                          2004 (In millions of Korean Won)
                                                          --------------------------------
                                                                            Adjustment to
                                                                            -------------

   Affiliate                    Ownership (%)     Beginning     Dividends     Capital     Equity in    Ending
                                                  Balance                   Adjustment    Earning      Balance

     Kwangyang Marine Co., Ltd        58.9           $    11,664   $   (306)    $    (61)   $  3,606    $    14,903


                                                         2004 (In thousands of US dollars)
                                                         ---------------------------------
                                                                            Adjustment to
                                                                            -------------

   Affiliate                    Ownership (%)     Beginning     Dividends     Capital     Equity in    Ending
                                                  Balance                   Adjustment    Earning      Balance

     Kwangyang Marine Co., Ltd        58.9              $ 11,175   $   (294)    $    (58)     $3,455       $ 14,278


                                                          2003 (In millions of Korean Won)
                                                          --------------------------------
                                                                             Adjustment to
                                                                             -------------

     Affiliate                    Ownership (%)   Beginning     Dividends     Capital    Equity in      Ending
                                                  Balance                  Adjustment    Earning       Balance

     Kwangyang Marine Co., Ltd        58.9            $    8,150   $   (306)  $    -         $  3,820    $    11,664



                                                    2003 (In thousands of US dollars)
                                                      ---------------------------------
                                                                            Adjustment to
                                                                            -------------

     Affiliate                    Ownership (%)   Beginning     Dividends     Capital     Equity in    Ending
                                                  Balance                   Adjustment    Earning      Balance

     Kwangyang Marine Co., Ltd        58.9               $ 7,808   $   (294)  $    -          $3,661       $ 11,175

     Adjustment to equity in earning in 2003 includes the cumulative effect of accounting change of Kwangyang Marine Co., Ltd amounting to $273 million ($263 thousand).

8.   Property, Ships and Equipment

     Property, ships and equipment at December 31, 2004 and 2003 are summarized as follows:


                                               In millions of Korean Won        In thousands of US dollars
                                                -------------------------        --------------------------
                                                  2004             2003             2004       2003
                                                                (Unaudited)                  (Unaudited)

    Land                                         $    8,406       $    8,406      $     8,058      $     8,053
    Buildings and structures                          8,494            8,494            8,138            8,138
    Ships                                         1,133,939        1,046,628        1,086,357        1,002,709
    Vehicles                                            306              288              293              276
    Tools and furniture                               1,969            2,103            1,886            2,015
    Construction-in-progress (Note 27)               35,485            6,747           33,996            6,464
                                            ----------------- ------------------    --------------  -------------
                                                  1,118,599        1,072,666        1,138,723        1,027,655
    Less : Accumulated depreciation                (258,668)        (210,186)        (247,814)        (201,367)
                                            ----------------- ------------------    --------------  -------------
                                                 $  929,931       $  862,480      $   890,909      $   826,288
                                            ----------------- ------------------    --------------  -------------

     The Company revalued its property, ships and equipment a number of times before 1999 under the then Korean Assets Revaluation Law. As a result, the Company recorded a revaluation surplus of $183,357 million ($175,663 thousand), net of revaluation tax. $148,137 million ($141,921 thousand) of the revaluation surplus was used to offset accumulated deficits and $10,270 million ($9,839 thousand) was transferred to capital in a stock dividend and the balance of $24,950 million ($23,903 thousand) remains in capital surplus at December 31, 2004.

     The officially declared value of lands which is used for the various government purposes at December 31, 2004 and 2003, as announced by the Ministry of Construction and Transportation, are $8,826 million ($8,455 thousand), and $7,265 million ($6,960 thousand), respectively. The officially declared land value, which is used for tax assessment purposes, is not intended to represent fair value.

9.   Pledged Assets and Guarantees

     At December 31, 2004 and 2003, the following assets stated at book value are pledged as collateral for the loans:

                                                In millions of Korean Won        In thousands of US dollars
                                                -------------------------        --------------------------
                                                  2004             2003             2004       2003
                                                                (Unaudited)                 (Unaudited)

    Short-term deposits                          $    1,920       $    1,509          $ 1,839          $ 1,446
    Long-term deposits                                  -                 25              -                 24
                                            ----------------- ------------------    --------------  -------------
                                                 $    1,920       $    1,534          $ 1,839          $ 1,470
                                            ----------------- ------------------    --------------  -------------

     The Company has been provided with guarantees from financial institutions in the amount of $29 million ($28 thousand) as of December 31, 2004 for the Company's contracts of affreightment.

10.  Insured Assets

     As of December 31, 2004, ships, buildings, tools, furniture and fixtures were insured against fire damage up to $1,063,080 million ($1,018,472 thousand). In addition, the Company maintains insurance policies covering loss and liability arising from employees' accidents and automobile accidents.

11.  Intangible Assets

     Intangible assets as of December 31, 2004 and 2003 are summarized as follows:

                                                In millions of Korean Won        In thousands of US dollars
                                                -------------------------        --------------------------
                                                  2004             2003             2004       2003
                                                                (Unaudited)                 (Unaudited)
    Rights from donated asset                    $    5,409       $      -            $ 5,182           $  -
                                            ----------------- ------------------    --------------  -------------

     The Company donated a port facility to Pohang Regional Maritime Affairs and Fisheries Office and received the rights to dock without paying docking charges equal to the amount of the facility donated, which is estimated to take two years. Therefore, the donated port facility which is recognized as intangible assets will be amortized over two years.

12.  Long-term Borrowings

     Long-term borrowings as of December 31, 2004 and 2003 are summarized as follows:

                                                        In millions of Korean Won     In thousands of US dollars
                                                       ----------------------------- -----------------------------
                                           Interest rate    2004           2003           2004           2003
                                           per annum                    (Unaudited)                   (Unaudited)


    Debt in Korean won
      Korea Citi Bank                      6.5 ~ 8 %      $  1,316       $    438        $ 1,260          $ 420
      Korea Exchange Bank                    6.4 %             420            466            403            446
      Kookmin Bank                         6.6 ~ 8 %           420            420            403            403
    Debt in US dollars
      Hanmi Bank                             7.0 %             -              923            -              884
      KDB Capital (Note 14)                  6.9 %          27,439         34,166         26,288         32,732
                                                       -------------- -------------- -------------- --------------
                                                            29,595         36,413         28,354         34,885
    Less : Current portion                                  (2,703)        (3,672)        (2,590)        (3,518)
                                                       -------------- -------------- -------------- --------------
                                                          $ 26,892      $  32,741        $25,764       $ 31,367
                                                       -------------- -------------- -------------- --------------

     Aggregate principal maturities for the Company's long-term borrowings as of December 31, 2004 are as follows:

     Year ending December 31,              In millions of       In thousands of
                                            Korean Won            US dollars

     2005                                    $   2,703              $ 2,590
     2006                                        2,916                2,794
     2007                                        3,141                3,009
     2008                                        3,516                3,368
     Thereafter                                 17,319               16,593
                                           ----------------      -------------
                                           $    29,595             $ 28,354

13.  Debentures

     Debentures as of December 31, 2004 and 2003 are summarized as follows:

     Debentures

                                                        In millions of Korean Won     In thousands of US dollars
                                                       ----------------------------- -----------------------------
                                           Interest rate    2004           2003           2004           2003
                                           per annum                    (Unaudited)                   (Unaudited)

        8th                                  6.8 %        $    -        $  30,000          $ -         $ 28,741
        10th                                 8.4 %             -            7,000            -            6,706
        11th                                 6.7 %             -            3,000            -            2,874
        12th                                 7.5 %           7,000          7,000          6,706          6,706
        13th                                 8.7 %             -           10,000            -            9,581
                                                             7,000         57,000          6,706         54,608
      Less : Current portion                                (6,999)       (49,963)        (6,705)       (47,866)
             Discount on debentures                             (1)           (38)            (1)           (37)
                                                       -------------- -------------- -------------- --------------
                                                          $    -        $   6,999          $ -          $ 6,705
                                                       -------------- -------------- -------------- --------------

     Bonds with stock warrants

                                                        In millions of Korean Won     In thousands of US dollars
                                                       ----------------------------- -----------------------------
                                           Interest rate    2004           2003           2004           2003
                                           per annum                    (Unaudited)                   (Unaudited)

    Face value                               6.2 %        $ 20,000      $      -         $19,161          $  -
    Less : Stock warrants adjustment                        (2,265)            -          (2,170)            -
                                                       -------------- -------------- -------------- --------------
                                                          $ 17,735      $      -         $16,991          $  -
                                                       -------------- -------------- -------------- --------------
    Value of stock warrants                               $  2,539      $      -         $ 2,432          $  -
                                                       -------------- -------------- -------------- --------------

     On April 13, 2004, the Company issued bonds with stock warrants with a face amount of $20,000 million ($19,161 thousand) to Green Fire and Marine Insurance Co. Holders of bonds with warrants are entitled to exercise the warrants from April 13, 2005 to March 13, 2009. The exercise price varies every quarter based on the terms of the bond and current prices. The exercise price at the time of issue was $25,100 ($24.05) per share of common stock which has changed to $24,400 ($23.37) per share at December 31, 2004.

     Convertible bonds

                                                        In millions of Korean Won     In thousands of US dollars
                                                       ----------------------------- -----------------------------
                                           Interest rate    2004           2003           2004           2003
                                           per annum                    (Unaudited)                   (Unaudited)

    Face value                               4.0 %        $ 20,000       $     -       $ 19,161         $  -
    Guaranteed interest                                        886             -            849            -
    Less : Conversion rights adjustment                     (1,293)            -         (1,239)           -
          Discount on debentures                              (180)            -           (173)           -
                                                        ------------- -------------- ------------- -------------
                                                          $ 19,413       $     -       $ 18,598         $  -
                                                        ------------- -------------- ------------- -------------
    Value of conversion rights                            $    553       $     -         $ ,530         $  -
                                                        ------------- -------------- ------------- -------------

     On September 6, 2004, convertible bonds were issued with a face amount of $20,000 million ($19,161 thousand) which was bought by Green Fire and Marine Insurance Co. Holders of convertible bonds are entitled to convert bonds into share of the Company's common stock from September 6, 2005 to September 6, 2007. The exercise price changes every quarter based on the market price and it is $39,000 ($37.36) per share of common stock at December 31, 2004 (at the time of issue it was $44,350 ($42.49)). In case of non-conversion, the guaranteed interest will be paid.

14.  Leases

     The Company has non-cancelable capital leases for 2 vessels. Future minimum lease payments under the lease as of December 31, 2004 are as follows:


     Year ending December 31,                                         In millions of       In thousands of US
                                                                        Korean Won               dollars
     2005                                                                  $     4,359              $  4,176
     2006                                                                        4,359                 4,176
     2007                                                                        4,359                 4,176
     2008                                                                        4,359                 4,176
     2009                                                                        4,358                 4,176
     Thereafter                                                                 14,711                14,094
                                                                     --------------------    --------------------
     Total minimum lease payments                                               36,505                34,974
                 Less : Amount representing interest                            (9,066)               (8,686)
     Present value of net minimum capital lease payments,            ----------------------  --------------------
        including current maturities of W 2,501 million.                   $    27,439              $ 26,288
                                                                     ----------------------  --------------------

     Obligations under the capital leases above are included in long-term borrowings (Note 12).

     At December 31, 2004 and 2003, the gross amount of ships and related accumulated depreciation recorded under capital leases are as follows:

                                                In millions of Korean Won        In thousands of US dollars
                                            ---------------------------------- ----------------------------------
                                                  2004             2003             2004       2003 (Unaudited)
                                                                (Unaudited)

    Ships                                        $   58,754        $  58,754      $    56,289      $   56,288
    Less : Accumulated depreciation                 (15,566)         (13,098)         (14,913)        (12,548)
                                            ----------------- ------------------ ---------------- ----------------
                                                 $   43,188        $  45,656      $    41,376      $   43,740
                                            ----------------- ----------------- ----------------- ----------------

     Depreciation charged on assets held under capital leases for the years ended December 31, 2004 and 2003 amounted to $2,468 million ($2,364 thousand) each year.

     The charges on bare-boat charters and time charters are treated as operating leases and expensed in proportion to related charter periods.

15. Long-term Accounts Payable - Other

                                                       In millions of Korean Won     In thousands of US dollars
                                                      ----------------------------- -----------------------------
                                         Interest         2004           2003           2004           2003
                                         rate per                     (Unaudited)                   (Unaudited)
                                         annum

    Science Maritime                                  $                 $  3,456          $ -           $3,311
                                             -                -
    Hyundai                            Libor +1.00%         10,814         15,313         10,360         14,670
    SK                                 Libor +0.99%         14,560         22,367         13,949         21,428
    Sun Gemini Navigation              Libor +0.98%         10,428         18,029          9,990         17,272
    Hanjin Shipping                    Libor +1.06%         11,531         16,540         11,047         15,846
    Sun Prosperity                     Libor +2.05%         37,802         49,002         36,216         46,946
    Grand Maritime                     Libor +1.00%         23,775         31,415         22,777         30,097
    Horizon Maritime                   Libor +0.87%        359,121        438,692        344,052        420,284
    Meridian Maritime                  Libor +1.16%        381,362        465,862        365,359        446,314
    Giant Marine Shipping              Libor +1.65%         17,121           -            16,403           -
    Treasure Maritime                  Libor +1.25%         37,244           -            35,681           -
    G. Alliance Maritime               Libor +1.80%         19,711           -            18,883           -
                                                      -------------- -------------- -------------- --------------
                                                           923,469      1,060,676        884,717      1,016,168
    Less : Discounts to present value                     (326,860)      (404,929)      (313,144)      (387,937)
          Current portion                                  (50,312)       (40,402)       (48,200)       (38,707)
                                                      -------------- -------------- -------------- --------------
                                                        $  546,297      $ 615,345       $523,373       $589,524
                                                      =============  =============  ============== ==============

     The Company purchases ships on long-term installments according to Bareboat Charter Hire Purchase (BBCHP) contracts and acquires the ownership after the last installment is paid. However, the Company books as fixed assets the total amount of installments with a matching entry to long-term accounts payable when the ships are delivered. When the installment is paid, the interest portion is charged to interest expense and the principle amount is offset against long-term payables.

16.  Accrued Severance Indemnities

     Changes in the accrued severance indemnities for the years ended December 31, 2004 and 2003 are summarized as follows:

                                                In millions of Korean Won        In thousands of US dollars
                                            ---------------------------------- ----------------------------------
                                                  2004             2003              2004              2003
                                                                (Unaudited)                         (Unaudited)

    Balance at beginning of year                 $    4,897       $    5,773          $ 4,692          $ 5,531
    Provision for the year                            2,594            1,514            2,485            1,450
    Payments during the year                         (1,279)          (2,390)          (1,225)          (2,290)
                                            ----------------- --------------------------------------------------
    Balance at end of year                            6,212            4,897            5,952            4,691
    Transfer to National Pension Fund                  (147)            (179)            (141)            (171)
    Deposits in employees' severance
       benefit insurance                             (3,727)            -              (3,571)            -
                                            ----------------- --------------------------------------------------
                                                 $    2,338       $    4,718          $ 2,240          $ 4,520
                                            ----------------- --------------------------------------------------

     Under the severance benefit insurance contract, payments of the Company's accrued severance indemnities to employees are guaranteed to the extent of the deposits held at Korea Life Insurance Co., Ltd. The deposits at Korea Life Insurance Co., Ltd are presented as a deduction from the retirement and severance benefits liability.

17. Assets and Liabilities Denominated in Foreign Currencies

     Details of assets and liabilities denominated in foreign currencies as of December 31, 2004 and 2003 are as follows:

                                                           2004                         2003 (Unaudited)
                                            -----------------------------------------------------------------------
                                             Foreign Currency    Korean Won     Foreign Currency     Korean Won
                                             (in thousands)       Equivalent    (in thousands)       Equivalent
                                                                 (in millions)                      (in millions)
    Deposits                                USD         64,670      $   67,503 USD         18,306       $   21,928
    Accounts receivables                    USD          6,957           7,261 USD          4,938            5,914
    Other receivables                       USD          4,802           5,012 USD          6,933            8,304
                                            -----------------------------------------------------------------------
                     Total                  USD         76,429          79,776 USD         30,177           36,146
                                            -----------------------------------------------------------------------

    Accounts payables                       USD          6,931           7,235 USD          8,185            9,804
    Long-term accounts payable-other        USD        555,968         596,609 USD        547,460          655,747
      including current portion             YEN      1,609,500

    Long-term borrowings including current
      portion                               USD         26,288          27,439 U           29,295           35,089
                                            -----------------------------------------------------------------------
                    Total                   USD        589,187      $  631,283 USD        584,940       $  700,640
                                            YEN      1,609,500
                                            -----------------------------------------------------------------------

18. Valuation of Receivables and Payables at Present Value

     Long-term accounts payable stated at present value as of December 31, 2004 are as follows:

                                            In millions of   In thousands of US
                                              Korean Won          dollars

     Nominal amount                          $     923,469        $ 884,718
     Discount to present value                     326,860          313,144
     Book value including current portion          596,609          571,574

     The Company purchases ships on long-term installments based on Bareboat Charter Hire Purchase (BBCHP) contracts and repays the installments over 3 to 20 years. The Company recorded sum of the principal and related interest as long-term accounts payable and then classifies the related interest as the discount to present value of long-term accounts payables. The discount to present value is amortized using the effective interest method over the payment period and included in current expenses. When each installment is paid, variances of LIBOR between inception and payment date are adjusted to the interest expense.

19.  Capital Surplus

     Capital surplus as of December 31, 2004 and 2003 are summarized as follows:

                                                  In millions of Korean Won       In thousands of US dollars
                                               -------------------------------- ---------------------------------
                                                    2004              2003           2004             2003
                                                                    (Unaudited)                     (Unaudited)

    Additional paid in capital                      $   4,041        $   4,041        $ 3,872          $ 3,872
    Assets revaluation surplus (Note 8)                24,950           24,950         23,903           23,903
    Gain on sale of treasury stock                     13,322              205         12,763              195
    Value of conversion rights                            553             -               530             -
    Value of stock warrants                             2,539             -             2,432             -
                                               -----------------------------------------------------------------
                                                    $  45,405        $  29,196        $43,500          $27,970
                                               ================ ================ ============== ================

20.  Appropriated Retained Earnings

     Appropriated retained earnings as of December 31, 2004 and 2003 are summarized as follows:

                                                  In millions of Korean Won       In thousands of US dollars
                                               --------------------------------- --------------------------------
                                                    2004              2003             2004         2003
                                                                    (Unaudited)                    (Unaudited)
    Legal reserve                                   $  10,000       $     -           $ 9,580           $ -
    Reserve for improvement of financial
       structure                                        7,702              702          7,380              672
    Other voluntary reserves                           13,000             -            12,454             -
                                               ---------------- ---------------- -------------- ----------------
                                                    $  30,702        $     702        $29,414            $ 672
                                               ================ ================ ============== ================

     The Korean Commercial Code requires the Company to appropriate as legal reserve an amount equal to at least 10% of cash dividends for each accounting period until the reserve equals 50% of stated capital.

     Listed companies are required to set up as reserve for financial structure improvement an amount calculated based on a certain percentage of net gains on sale of fixed assets, net of taxes and on net earnings until the net worth ratio reaches 30%.

     The above reserves may be used to reduce deficit or transferred to the stated capital through free issues of shares.

21. Treasury Stock

     The  Company  is  allowed  to deal  in its  own  shares  under  the  Korean
     Securities Transaction Law to stabilize its share price in the stock market. The Company held 146,510 shares of the Company's own stock at December 31, 2004 which were acquired at a cost of $5,421 million ($5,194 thousand).


22.  Related Party Transactions

     Significant transactions with the related parties for the years ended December 31, 2004 and 2003 are as follows:

                                                         In millions of Korean Won     In thousands of US dollars
                                                        ----------------------------- -----------------------------
           Related parties             Transactions         2004            2003           2004           2003
                                                                        (Unaudited)                    (Unaudited)
    Korico Enterprises Ltd.         Supplies expenses      $   3,768     $      -           $ 3,610        $  -
                                    Rental revenues               45            -                43           -
    Kwangyang Marine Co., Ltd.      Agency fees                  176           163              169            156
                                    Rental revenues                7            42                7             40
    Korea F.A systems               Service fees               1,045            -             1,001           -

     Significant accounts balances with the related parties as of December 31, 2004 and 2003 are as follows:

                                                           In millions of Korean Won    In thousands of US dollars
                                                          ---------------------------- -----------------------------
           Related parties                Accounts            2004          2003           2004           2003
                                                                         (Unaudited)                   (Unaudited)

    Kwangyang Marine Co., Ltd.      Accounts receivable     $     -        $    116          $  -           $ 111
                                    Accounts payable              -               7             -               7
    Korea F.A systems               Accounts payable               550           -               527           -
    Korico Enterprises Ltd          Accounts payable             1,212           -             1,161           -

     The guarantees the Company has provided for related parties as of December 31, 2004 are as follows:

                                                                Guaranteed Amount In
             Related Parties         Types of Guarantee       thousands of US dollars         Lender
    Kwangyang Marine Co., Ltd.        Lease                              $ 2,023            Jeil Citi Lease
                                      Lease                                  892            Woori Finance
                                      Lease                               15,833
    Korico Enterprises Ltd.           Short-term borrowings                  718            Hana Bank
                                                                ------------------------
                                                                        $ 19,466
                                                                ------------------------

23.  Selling, General and Administrative Expenses

     Selling, general and administrative expenses for the years ended December 31, 2004 and 2003 are summarized as follows:

                                   In millions of Korean Won       In thousands of US dollars
                                 ------------------------------ ----------------------------------
                                     2004       2003 (Unaudited)      2004      2003 (Unaudited)

    Salaries                         $    4,419       $    3,598        $ 4,234          $ 3,447
    Retirement allowance                    694              570            665              546
    Employee benefits                       772              399            739              382
    Rental expenses                          65               62             62               60
    Travel                                  247              159            236              152
    Vehicle maintenance                     103               82             99               79
    Communication                            24               22             23               21
    Utility expenses                         84              115             81              110
    Taxes and dues                          215              464            206              444
    Supplies                                 52               48             50               46
    Publication                              65               56             62               54
    Entertainment                           223              232            213              223
    Depreciation                            328              355            314              340
    Repairs                                  20                9             19                9
    Advertising                             147               35            141               33
    Service fees                          1,320              173          1,265              166
    Training                                 22               12             21               11
    Amortization                           -                   8           -                   7
    Bad debt expenses                       418             -               401             -
    Others                                1,030              824            987              790
                                 ------------------ --------------- --------------- ----------------
                                     $   10,248       $    7,223        $ 9,818          $ 6,920
                                 =================  ==============  ============== =================


24.  Income Taxes

     The Company is subject to a number of taxes based upon earnings which result in the following normal tax rates:

     Taxable Income                      2004              2005 and thereafter

     Up to $100 million                 16.5%                    14.3%
     Over $100 million                  29.7%                    27.5%

     The components of income tax expense for the years ended December 31, 2004 and 2003 are as follows:

                                                  In millions of Korean Won       In thousands of US dollars
                                               --------------------------------- --------------------------------
                                                    2004               2003           2004             2003
                                                                     (Unaudited)                    (Unaudited)
    Current income taxes                             $  19,597       $     -          $ 18,775          $  -
    Deferred income taxes                               17,481           13,232         16,747           12,677
                                               ------------------- -------------- ----------------- ---------------
                                                     $  37,078        $  13,232       $ 35,522         $ 12,677
                                               -------------------- ------------- ------------------ --------------

     The Company offset tax effect of $1,217 million ($1,166 thousand) against capital surplus derived from gain on sale of treasury stock amounting $14,336 million ($13,734 thousand) during 2004.

     Income taxes at normal tax rates differ from actual provision for income taxes for the year ended December 31, 2004 for the following reasons:

                                                                      In millions of       In thousands of US
                                                                        Korean Won               dollars

     Income taxes at normal rates                                          $     70,657              $ 67,692
     Permanent differences primarily from bonds with warrants                       921                   882
     Tax loss brought forward                                                    (18,391)              (17,619)
     Investment tax credit                                                       (16,897)              (16,188)
     Others, primarily from change in tax rate                                      788                   755
                                                                    ----------------------  --------------------
                                                                           $     37,078              $ 35,522
                                                                    ----------------------  --------------------


     Details of the differences between taxable income and accounting income for 2004 are as follows
                                                  In millions of Korean Won       In thousands of US dollars
                                               -----------------------------------------------------------------
                                                  Temporary       Permanent       Temporary        Permanent
                                                 Difference       Difference      Difference      Difference
    Additions
    Accrued income                                   $    925      $      -             $ 886          $  -
    Equity securities of affiliates                       366             -               351             -
    Impairment loss from investment                     1,900             -             1,820             -
    Allowance for bad debt                                368             -               352             -
    Accrued severance indemnities                       1,690             -             1,619             -
    Reserve for special depreciation                      263             -               252             -
    Stock warrants                                       -               2,539           -               2,433
    Stock warrants adjustments                            274             -               262             -
    Conversion rights                                    -                 552           -                 529
    Redemption premium                                    886             -               849             -
    Amortization of conversion rights                     146             -               140             -
    Gain on sale of treasury stock                       -              14,336           -              13,735
    Interest expense                                     -                  21           -                  20
    Entertainment                                        -                  48           -                  46
                                               ------------------- -------------- --------------- ----------------
                    Sub total                           6,818           17,496          6,531           16,763
                                               -------------------- -------------- -------------- ----------------
    Deductions
    Accrued income                                      1,002             -               960             -
    Stock warrants adjustments                          2,539             -             2,433             -
    Conversion rights                                   1,439             -             1,378             -
    Accrued severance indemnities                         416             -               399             -
    Deposit for severance indemnities                   3,727             -             3,570             -
    Deferred foreign currency translation loss          7,548             -             7,231             -
    Gain on trading securities                            561             -               537             -
    Equity in earnings                                  3,606             -             3,455             -
    Equity in capital adjustments                        -                  60           -                  58
    Gain on derivatives                                   983             -               942             -
    Loss on trading securities                              5             -                 5             -
    Special depreciation                                7,507             -             7,192             -
    Reserve for special depreciation                    2,215             -             2,122             -
                                               -------------------- ------------- --------------- ----------------
                    Sub total                          31,548               60         30,224               58
                                               ------------------- --------------- -------------- ----------------
                       Net                          $ (24,730)       $  17,436      $ (23,693)        $ 16,705
                                               ------------------- --------------- -------------- ----------------

     The tax effects of temporary differences that result in significant portions of the deferred income tax assets and liabilities at December 31, 2004 are presented below:

                                                                        Deferred Tax Assets (Liabilities)
                                                                   --------------------------------------------
                                                                      In millions of             In thousands of US
                                                                        Korean Won                   dollars

     Provision for severance benefits                                      $      1,460              $  1,399
     Severance benefits                                                          (1,025)                 (982)
     Deferred foreign currency translation loss                                   3,154                 3,022
     Provision for depreciation of purchase on subsidy                             (386)                 (370)
     Stock warrants adjustment                                                     (623)                 (597)
     Conversion rights adjustment                                                  (355)                 (340)
     Equity in earnings of affiliates                                            (2,601)               (2,492)
     Impairment losses on investments                                               523                   501
     Special depreciations                                                       (2,673)               (2,560)
     Others                                                                         (45)                  (44)
                                                                   ----------------------  --------------------
                                                                          $      (2,571)            $  (2,463)
                                                                    ====================    ===================

     Under the new provision of Korean tax law enacted in 2004, the Company may file and pay income taxes by applying tonnage tax system. The Company has elected to adopt the tonnage tax system in March 2005.

     The Company recognizes deferred tax assets and liabilities, which represent temporary differences of assets and liabilities between the financial reporting and tax bases. Deferred tax assets and liabilities are computed on such temporary differences, including available net operating loss carryforwards and tax credits, by applying statutory tax rates applicable to the years when such differences are expected to reverse. Deferred tax assets are recognized when it is more likely than not that such deferred tax assets will be realized. The total income tax provision includes the current tax expense under applicable tax regulations and the change in the balance of deferred tax assets and liabilities during the year.

     As of December 31, 2003, the Company had unutilized net operating losses of $100,640 million ($84,021 thousand) and unused tax credits of $17,243 million ($14,396 thousand) expiring in 2007. The Company recognized deferred tax asset of $11,500 million ($9,601 thousand) on some of its unutilized net operating losses. No deferred tax asset was recognized on the remaining unutilized operating losses of $61,919 million ($51,694 thousand) and tax credit of $17,243 million ($14,396 thousand), as the same were considered not realizable.

     Tax credits for investments are accounted for using the flow-through method, whereby income taxes are reduced during the period when the assets that gave rise to the said credits are placed in service. To the extent that the said credits are not currently utilized, deferred tax assets, subject to realizability as stated above, are recognized as carryforward amounts. As of December 31, 2004, the Company has unused investment tax credits of $10,061 million ($9,639 thousand) expiring on 2008. However, the Company does not recognize the tax credit as deferred tax assets as of December 31, 2004 because its realizability is uncertain due to the election of tonnage tax system.

25.  Earnings Per Share

     Earnings per share are calculated as follows:

                                                    In millions of Korean Won      In thousands of US dollars
                                                 ------------------------------ ---------------------------------
                                                      2004            2003           2004           2003
                                                                   (Unaudited)                     (Unaudited)

    Net income                                         200,826           31,340      $192,399         $ 30,025
    Weighted average number of outstanding common
       shares                                        9,338,462        9,474,371     9,338,462        9,474,371
                                                     ---------        ---------     ---------        ---------

    Earnings per share in won and US dollar          $  21,505       $    3,308     $      21       $        3
                                                    =========        ==========     =========       ==========


     Details of calculation of weighted average number of outstanding common shares are as follows:

     Number of Treasury Stock      Number of Outstanding      Duration           Number of Cumulative
                                         Shares                                        Shares

            377,573                    9,622,427                30                 288,672,810
            590,563                    9,409,437                61                 573,975,657
            659,613                    9,340,387                13                 121,425,031
            761,193                    9,238,807                13                 120,104,491
            810,193                    9,189,807                 2                  18,379,614
            899,573                    9,100,427                63                 573,326,901
            909,933                    9,090,067                19                 172,711,273
            973,243                    9,026,757                90                 812,408,130
            217,373                    9,782,627                42                 410,870,334
               -                      10,000,000                 9                  90,000,000
            144,810                    9,855,190                20                 197,103,800
            146,510                    9,853,490                 3                  29,560,470
                                                      ---------------  --------------------------
                    Total                                      365               3,408,538,511
                                                      ---------------  --------------------------

     Weighted average number of shares : 3,408,538,511/365 = 9,338,462


     Diluted earnings per share are calculated as follows:
                                                    In millions of Korean Won       In thousands of US dollar
                                                   (except for number of shares   (except for number of shares
                                                     and earnings per share)         and earnings per share)
                                                 ---------------------------------------------------------------
                                                      2004            2003           2004             2003
                                                                   (Unaudited)                     (Unaudited)

    Net earnings                                    $  200,826       $   31,340     $ 192,399         $ 30,025
    Interest expenses on bond with warrants              1,007              -             965              -
    Interest expenses on convertible bond                  396              -             379              -
                                                 --------------------------------------------------------------
    Net earnings available for common and              202,229           31,340       193,743           30,025
      common equivalent shares
    Weighted average number of common and
      common equivalent shares                       9,585,673        9,474,371     9,585,673        9,474,371
                                                 --------------------------------------------------------------
    Diluted net earnings per share in won and       $   21,097       $    3,308          $ 20             $  3
      US dollars
                                                 --------------------------------------------------------------

     Diluted earnings per share are calculated by dividing net earnings available for common and common equivalent shares by the weighted average number of common and common equivalent shares. The bonds with stock warrants and convertible bonds are assumed to be converted when they are issued. The number of stock warrants is included in common stock, in case average market value is over exercising price, using treasury stock method.

     Potentially dilutive securities as of December 31, 2004 are as follows:

                                               Number of Potentially Dilutive
                                                           Shares
     Bonds with stock warrants                            819,672
     Convertible bonds                                    512,820

26. Dividend

     Dividends are generally proposed based on each year's earnings and are declared, recorded and paid in the subsequent year. Proposed dividends for 2004 and 2003 are calculated as following:

                                             2004             2003 (Unaudited)

     Number of outstanding shares             9,855,190             9,624,227
     Par value (in won)                           5,000                 5,000
     Rate                                           20%                    5%
     Dividend (in won)                   9,855,190,000         2,406,056,750

     The Company's dividend payout ratios for the years ended December 31, 2004 and 2003 are shown below:

                                                   In millions of Korean Won       In thousands of US dollars
                                               --------------------------------  -------------------------------
                                                    2004                2003          2004             2003
                                                                  (Unaudited)                      (Unaudited)
    Dividend                                           9,855            2,406          9,441            2,305
    Net earnings                                     200,826           31,340        192,399           30,025
    Dividend payout ratio                              4.91%            7.68%          4.91%            7.68%

     The Company's dividend yield ratios for the years ended December 31, 2004 and 2003 are calculated as follows:

                                                          In Korean Won                  In US dollars
                                                 ------------------------------- -------------------------------
                                                    2004                2003          2004             2003
                                                                   (Unaudited)                      (Unaudited)
    Dividend per share                                  1,000              250          0.95             0.24
    Market price at balance sheet date                 35,400           16,600         33.91            15.90
    Dividend yield ratio                                2.82%            1.51%         2.80%            1.51%

27.  Commitments and Contingencies

     The Company has offered 6 checks and notes in blank in respect of guarantees for payment and performance of contracts as of December 31, 2004 and 2003.

     Various claims involving the Company amounted to $4,306 thousand as of December 31, 2004, which could be covered by insurance. These claims arose in the ordinary course of business and significant losses are not expected to occur from them.

     The Company has entered into various long-term shipping contracts with POSCO, KEPCO, Korea Gas Corporation etc. The freight charges detailed in these contracts are generally revised every one or two years.

     The Company is planning to purchase 6 new ships which will require total investment of US 176.5 million dollars and 11.5 billion yen. The Company plans to borrow US$ 222.6 million dollars, 1.6 billion yen and 2.4 billion won from a SPC formed by Nordea Bank, S.G.Bank and Korea Development Bank to finance the project. The Company has paid a 10% down payment of $35,485 million ($33,996 thousand) which is currently included in construction in progress. The ships will be delivered in 2005 (2) and 2006 (4).

     The Company has unused overdraft facilities from various banks amounting to 24 billion won at December 31, 2004. In 1998, the Company entered into a sale-leaseback arrangement. Under the arrangement, the Company sold 4 ships and leased them back for periods from 7 to 9 years. The leaseback has been accounted for as an operating lease. The gain, amounting to $46,118 million ($44,183 thousand) was realized in this transaction.

     The Company jointly acquired 4 LNG carriers with other shipping companies and accounted for its portions as assets. In this regard, the Company has recognized revenues and costs arising from operations of the carriers in proportion to the Company's interest in each carrier.

     A summary of commitment with respect to forward exchange transactions as of December 31, 2004 are as follows:

                                                         Contract amount
                                                  ------------------------------
            Type               Terminal Date         Buying         Selling         Exchange Rate
                                                   (thousands)    (thousands)
    Forward transaction          31-Mar-05            $  15,000    JPY1,575,000    JPY/USD=105.00
                                 28-Jan-05            $  11,470            -       Won/USD=1,059.90
                                 28-Jan-05                 -          $  11,470    Won/USD=1,060.00
    Target forward           4-Jan-05~10-Mar-05                       $  33,000    Won/USD=1,073.70~1,162.30
    Catapult forward             24-Nov-05                            $   5,500    Won/USD=1,100.00
    Premium deposit              05-Jan-05                            $   5,000    Won/USD=1,164.20


     The above contracts were valued at December 31, 2004 resulting in a gain of $983 million ($942 thousand)

28. Sale of Accounts Receivable

     The Company has a contract of affreightment (COA) with POSCO to provide shipping services. On July 23, 2002, the Company sold present and future accounts receivable from POSCO during the period from June 19, 2002 to January 31, 2008 to Korea Line Asset Securitization Specialty Limited for $128,821 million ($123,415 thousand) and recorded the associated liability as part of other long-term liabilities in the balance sheet. Relating to this, Korea Line Securitization Specialty Limited has issued to the Company a subordinated bond of $50,000 million ($47,901 thousand). As at December 31, 2004, the balances of other long-term liabilities and the subordinated bond are $86,641 million ($83,005 thousand) and $28,807 million ($27,598 thousand), respectively.


29. Added Value Information

     The components of shipping costs and selling and administrative expenses which are necessary in calculating added value for the years ended December 31, 2004 and 2003 are as follows:

                                                  In millions of Korean Won       In thousands of US dollars
                                               -----------------------------------------------------------------
                                                    2004       2003 (Unaudited)      2004      2003 (Unaudited)

    Wages and salaries                                $ 22,067         $ 17,931       $ 21,141         $ 17,179
    Severance benefits                                   2,594            1,514          2,485            1,450
    Employee welfare                                       772              399            739              382
    Depreciation                                        48,975           45,723         46,920           43,805
    Rent                                                    65               62             63               60
    Taxes and dues                                         215              464            206              444
                                               -----------------------------------------------------------------
                                                      $ 74,688         $ 66,093        $71,554         $ 63,320
                                               -----------------------------------------------------------------

30. Employee Welfare and Contributions

     The Company maintains a scholarship fund, athletic facilities, workmen's accident compensation insurance, unemployment insurance and medical insurance for the employee welfare. The Company has spent on such employee benefits the amount of $772 million ($739 thousand) and $399 million ($382 thousand), respectively.

     The Company donated $403 million ($386 thousand) and $14 million ($13 thousand) to a university and others for the years ended December 31, 2004 and 2003, respectively.


31. Cash Flow Information

     Significant transactions not affecting cash flows for the years ended December 31, 2004 and 2003, are as follows:

                                                    In millions of Korean Won     In thousands of US dollars
                                                  -------------------------------------------------------------
                                                      2004            2003           2004           2003
                                                                   (Unaudited)                   (Unaudited)

    Gain (loss) on trading securities                $    561       $      (5)     $     537      $     (5)
    Impairment of investment                            1,900              -           1,820             -
    Equity in earnings                                  3,606            3,547         3,455           3,398
    Equity in capital adjustments                          60              -              58             -
    Gain on derivatives                                   983              -             942             -
    Construction-in-progress transferred to Ship       87,311              -          83,648             -
    Bond transferred to current portion                 7,000            6,000         6,706           5,748
    Long-term borrowing transferred to current
      portion                                           2,703            4,436         2,589           4,250
    Long-term payable-other transferred to
      current portion                                  90,215           86,823        86,429          83,180

32. Subsequent Events

     The Company acquired 2 bulk carriers with total deadweight tonnage of 356,000 metric tons amounting to $96,000 million ($91,972 thousand) in February and March 2005.

33. GAAP Reconciliation

     Reconciliation to US Generally Accepted Accounting Principles

     The financial statements of the Company are prepared in accordance with generally accepted accounting principles in the Republic of Korea ("Korean GAAP"), which differ in certain respects from generally accepted accounting principles in the United States of America ("US GAAP"). Application of US GAAP would have affected the balance sheet as of December 31, 2004 and net income for the year then ended to the extent described below.

     Significant Differences between Korean GAAP and US GAAP

     Reconciliation of net income from Korean GAAP to US GAAP

                                                                              2004
     Net income in accordance with Korean GAAP (in millions
     of Korean Won)                                                           200,826
     Adjustments:
         Capitalization of dry-docking expenditure                  (b)         5,840
         Capitalization of interest                                 (c)         1,674
         Asset revaluation                                          (d)         6,235
         Deferred income from operating leases                      (e)         5,575
         Convertible bonds                                          (f)            56
         Asset backed securitization                                (g)           846
         Intangibles                                                (i)             5
         Deferred tax                                               (j)       (33,909)
         Deferred tax on US GAAP adjustments                        (j)        (5,298)
     ----------------------------------------------------------------------------------

     Net income (in millions of Korean Won) pre-remeasurement                 181,850
     Net income (in thousands of US dollars )                                 158,938
     Functional currency remeasurement                              (k)       (83,147)
    ----------------------------------------------------------------------------------
     Net income in accordance with US GAAP (in thousands
     of US dollars)                                                            75,791
    ----------------------------------------------------------------------------------

     Reconciliation of shareholders' equity from Korean
     GAAP to US GAAP

                                                                              2004
     Total shareholders' equity in accordance with Korean GAAP
    (in millions of Korean Won) 327,611                                      327,611

     Adjustments:
         Capitalization of dry-docking expenditure                 (b)        12,017
         Capitalization of interest                                (c)         1,985
         Asset revaluation                                         (d)       (91,729)
         Deferred income from operating leases                     (e)       (10,919)
         Convertible bonds                                         (f)          (496)
         Asset backed securitization                               (g)         5,917
         Intangibles                                               (i)            (6)
         Deferred tax adjustments                                  (j)            21

     Total shareholders' equity (in millions of Korean Won)                  244,401
    ----------------------------------------------------------------------------------
     Total shareholders' equity (in thousands of US dollars)
     pre-remeasurement                                                       234,989

     Functional currency remeasurement                             (k)        36,407
    ----------------------------------------------------------------------------------
     Net assets in accordance with US GAAP
     (in thousands of US dollars)                                            271,396
    ----------------------------------------------------------------------------------
     The  adjustments  noted above relate to the following  differences  between
     Korean GAAP and US GAAP:

     (a) Consolidation
     Under Korean GAAP, the Company presents its primary financial statements on a non-consolidated basis. In the non-consolidated financial statements, investments in majority-owned subsidiaries and entities in which the Company has the ability to exercise significant influence over the operating and financial policies are accounted for using the equity method. Under US GAAP, companies are required to consolidate all entities in which they have, directly or indirectly, a controlling financial interest. There is no impact of the above difference on the reconciliation statements presented as these non-consolidated entities are accounted for using the equity method under Korean GAAP.

     Under US GAAP, in accordance with FIN 46-R "Consolidation of Variable Interest Entities", certain variable interest entities (VIEs) are required to be consolidated by a company if that company is subject to a majority of the risk of expected loss from the VIEs' activities or entitled to receive a majority of the entity's expected residual return, or both. The impact of consolidating VIE is disclosed under the head "Asset backed securitization" in the reconciliation statement.


     In order to disclose the impact of consolidation on the US GAAP balance sheet of the Company, a condensed consolidated balance sheet as of December 31, 2004 is presented below:

     (in thousands of US dollars)                               2004

    Assets
      Current assets                                        217,518
      Property, plant and equipment, net                  1,016,566
      Others assets                                          17,104
    ----------------------------------------------------------------
    Total assets                                          1,251,188
    ----------------------------------------------------------------

    Liabilities
      Current liabilities                                   175,956
      Long-term liabilities                                 795,734
    ----------------------------------------------------------------
    Total liabilities                                       971,690

    Minority interests                                        8,102
    Stockholders' equity                                    271,396
    ----------------------------------------------------------------
    Total liabilities and stockholders' equity            1,251,188
    ----------------------------------------------------------------

     (b) Capitalization of dry-docking expenditure
     Under Korean GAAP, dry-docking expenditure associated with the Company's ships is expensed as incurred.

     US GAAP requires that dry-docking expenditure that extends an asset's useful life or significantly increase its value be capitalized when incurred and depreciated. Routine maintenance and repairs are expensed as incurred. Accordingly, the Company has capitalized dry-docking expenditure and depreciates them over the period until next anticipated dry-docking, which is generally two years.

     Capitalized dry-docking expenditures for the year ended December 31, 2004 is as follows:

                                                               2004
     (in millions of Korean Won)
     Capitalized dry-docking expenditure                     11,128

     Amortization of capitalized dry-docking expenditure    (5,288)
     --------------------------------------------------------------
     Net income impact                                        5,840
     --------------------------------------------------------------


     (c) Capitalization of interest
     Under Korean GAAP, effective from the period beginning after December 31, 2002, interest costs that would have been theoretically avoided had expenditures not been made for assets which require a period of time to prepare them for their intended use are generally expensed as incurred, except when certain criteria are met for capitalization. The Company has adopted this application and expensed financing costs subject to the capitalization.

     Under US GAAP, the Company is required to capitalize the amount that would have been theoretically avoided had expenditures not been made for assets which require a period of time to prepare them for their intended use. Capital projects that have had their progress halted would suspend the capitalization of interest and would also delay the accumulation of depreciation during the suspense period.

     Capitalized interest for the year ended December 31, 2004 is as follows:

                                                               2004

     (in millions of Korean Won)
     Capitalized interest                                     1,674
     --------------------------------------------------------------
     Net income impact                                        1,674
     --------------------------------------------------------------

     (d) Asset revaluation
     Under Korean GAAP, certain fixed assets were subject to upward revaluations in accordance with the Asset Revaluation Law, with the revaluation increment credited to capital surplus. As a result of this revaluation, depreciation expense on these assets was adjusted to reflect the increased basis.

     Under US GAAP, such a revaluation is not permitted and depreciation expense should be based on historical cost. This results in a decrease in depreciation expense due to reversal of additional depreciation on the revaluation amount.

     (e) Deferred income from operating leases Under Korean GAAP, income derived from sale of subsequently leased assets is recognized in full in the year of sale.

     Under US GAAP, in accordance with Statement of Financial Accounting Standard ("SFAS") 28 "Accounting for sales with leasebacks", income derived from the sale of subsequently leased assets is deferred and amortized in proportion to the related gross rental charged to expense over the lease term.

     (f) Convertible bonds
     In September 2004, the Company issued convertible bonds with a face value of 20,000 million Won and carrying an interest rate of 4%.

     Under Korean GAAP, on issue of convertible debt a separate value for the conversion rights is recognized.

     Under US GAAP, in accordance with Accounting Practice Bulletin ("APB") 14 "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants ", there is no such separation of the conversion feature and as a result the Company has treated the debt issue entirely as debt.

     (g) Asset backed securitization
     In order to raise finance, in 2002, the Company assigned some of its future account receivables, for the period from June 19, 2002 to January 31, 2008 to Korea Line Asset Securitization Specialty Limited ("KLASS"), an entity owned by a financial institution. The Company received cash amounting to $128,821 million and recorded the associated liability as part of other long-term liabilities in the balance sheet. As part of the same transaction the Company bought subordinated bonds amounting to $50,000 million from KLASS.

     Under Korean GAAP, the liability is shown as a "long-term advance receipt" which is being written off as revenues are paid over to KLASS. The subordinated bonds are accounted for as unlisted securities under investments.

     Under US GAAP, the Company has determined that KLASS is a variable interest entity in which the Company has a variable interest and is the primary beneficiary. The Company has consolidated KLASS and the material adjustments include intercompany eliminations of the "long-term advance receipt" in KLC and the corresponding "advance payment" in KLASS, recording of the borrowings of KLASS and recording the income and expenses of KLASS in the consolidated financials of the Company.

     (h) Stock dividends
     Under Korean GAAP, stock dividends are recognized at par value.

     Under US GAAP, the Company stock dividends are recognized at fair value.

     (i) Intangibles
     Under  Korean  GAAP,   development  costs  incurred  for  new  products  or
     technology (including software) is permitted to be capitalized if the costs can be clearly identified and the future economic benefits are probable.

     Under US GAAP, research and development costs are expensed as incurred.

     (j) Deferred tax adjustments
     Under Korean GAAP, a deferred tax asset is recognized when it is probable that sufficient taxable profit will be available against which temporary differences may be utilized. US GAAP requires a more prescriptive approach when evaluating whether or not a deferred tax asset will ultimately be realized. A valuation allowance must be established for deferred tax assets when it is more likely than not that that they will not be realized.

     As of December 31, 2003, under Korean GAAP, a deferred tax asset had been recognized only for a portion of the Company's net operating losses and no deferred tax asset was recognized in relation to the Company's tax credits. During 2004, the Company generated sufficient taxable income to record a deferred tax asset of $33,909 million under Korean GAAP. Under US GAAP, since the Company had recognized this net deferred tax asset as of December 31, 2003, the amount credited to net income upon recognition of the deferred tax asset under Korean GAAP has been reversed.

     The deferred tax on US GAAP adjustments includes the effect on deferred income taxes of the foregoing reconciling items, as appropriate.
      (k) Foreign currency translation
     Under Korean GAAP, there are no special provisions for the determination and application of functional currency. The Company reports in Korean Won. All foreign exchange gains and losses are reported in net income.

     Under US GAAP, in accordance with SFAS 52 "Foreign currency translation" the Company's functional currency is the US dollar as a majority of revenues are received in US dollars and a majority of the Company's expenditures are made in US dollars. The Company has accordingly remeasured all its assets, liabilities and results of operations from Korean Won into its functional currency, US dollars. The resultant loss on remeasurement of $ 83 million has been recognized in income.


     (l)Cash flow statement
     No reconciliation is required as there are no material differences between the cash flow statement prepared in conformity with Korean GAAP and that presented in accordance with US GAAP.

     In order, to disclose the impact of consolidation on the US GAAP cash flows of the Company, a condensed statement of cash flows for the year ended December 31, 2004 is presented below:

     (in thousands of US dollars)                                                                     2004
     Operating activities
     Net income                                                                                         75,791
     Total of adjustments to reconcile net income to net cash provided by operational working
     capital                                                                                            86,329
     Total changes in operational working capital, excluding cash and debt                             122,381
    -----------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                                                         284,501
    -----------------------------------------------------------------------------------------------------------

     Investing activities
     Additions to property, ships and equipment                                                       (237,903)
     Others                                                                                            (43,794)
    -----------------------------------------------------------------------------------------------------------
     Net cash used for investing activities                                                           (281,697)
    -----------------------------------------------------------------------------------------------------------
     Financing activities
     Repayment of debentures                                                                           (92,289)
     Repayment of current portion of long-term account payable - other                                 (87,462)
     Increase in long-term account payable - other                                                      77,511
     Increase in long-term borrowings                                                                  127,588
     Others                                                                                             (4,535)
    -----------------------------------------------------------------------------------------------------------
     Net cash provided by financing activities                                                          20,813
    -----------------------------------------------------------------------------------------------------------
     Net change in cash and cash equivalents                                                            23,617
     Cash and cash equivalents at beginning of period                                                   25,615
    -----------------------------------------------------------------------------------------------------------
     Cash and cash equivalents at end of period                                                         49,232
    -----------------------------------------------------------------------------------------------------------

     (m) Classification difference
     Under Korean GAAP, certain income and expense items considered as non-operating or extraordinary would be considered as operating items under US GAAP. In addition, Korean GAAP does not require cash balances that are restricted in use to be separately disclosed. Under US GAAP such restricted cash balances would need to be separately presented on the face of the balance sheet. These reclassifications would have no impact on the shareholders' equity, net income or earnings per share amounts reported under US GAAP.

03849.0004#582525